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Exhibit (b)(i)

Execution Copy

        April 13, 2005

$5,000,000,000 Senior Secured Facilities
$1,000,000,000 Interim Facility
Commitment Letter

Kerr-McGee Corporation
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102

Attention:  Mr. Robert M. Wohleber
                   Senior Vice President and Chief Financial Officer

Ladies and Gentlemen:

        Kerr-McGee Corporation (the "Borrower") has advised J.P. Morgan Securities Inc. ("JPMorgan"), JPMorgan Chase Bank, N.A. ("JPMorgan Chase Bank"), Lehman Brothers Inc. ("LBI") and Lehman Commercial Paper Inc. ("LCPI"; together with JPMorgan, JPMorgan Chase Bank and LBI, the "Commitment Parties") that it wishes to obtain financing in connection with a share tender offer of up to approximately $4,000,000,000 and to replace its existing $1,500,000,000 revolving credit facility (collectively, the "Transaction"). The Borrower has proposed that the sources of funding for the Transaction would be derived from (a) senior secured credit facilities (the "Senior Secured Facilities") of the Borrower comprised of term loan facilities aggregating $4,000,000,000 and a $1,000,000,000 revolving credit facility and (b) either (i) the issuance by the Borrower of $1,000,000,000 of senior unsecured notes (the "Senior Notes") in a public offering or Rule 144A private placement or (ii) in the event the Borrower is unable to issue the full amount of the Senior Notes at or prior to the time the Transaction is consummated, a $1,000,000,000 interim facility (the "Interim Facility"; together with the Senior Secured Facilities, the "Credit Facilities"), which you have requested us to arrange and provide as interim financing to the Senior Notes.

        JPMorgan and LBI are pleased to advise you that they are willing to act as the co-lead arrangers and joint bookrunners for the Credit Facilities, JPMorgan Chase Bank is pleased to advise you of its commitment to provide 55% of each Credit Facility and LCPI is pleased to advise you of its commitment to provide 45% of each Credit Facility (JPMorgan Chase Bank and LCPI, the "Committing Lenders"). This Commitment Letter and the Summaries of Terms and Conditions attached as Exhibits A and B hereto (the "Term Sheets") set forth the principal terms and conditions on and subject to which each Committing Lender is willing to make available its portion of the Credit Facilities. Terms used but not otherwise defined herein have the meanings assigned to them in the Term Sheets.

        It is agreed that JPMorgan and LBI will act as the co-lead arrangers and joint bookrunners in respect of the Credit Facilities (in such capacities, the "Lead Arrangers"), that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Credit Facilities and that LCPI will act as the syndication agent in respect of the Credit Facilities. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed and no other titles will be awarded in connection with the Credit Facilities unless you and we shall so agree.

        We intend to syndicate the Credit Facilities to a group of lenders (together with the Committing Lenders, the "Lenders") identified by us in consultation with you. We intend to commence syndication efforts promptly, and you agree actively to assist us in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing banking relationships of the Borrower, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with us and senior management of the Borrower, of one or more meetings of prospective Lenders.

        The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. At our request, you agree to assist in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is either publicly available or not material with respect to the Borrower, its subsidiaries and any of their respective securities for purposes of United States federal and state securities laws. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to us by you or any of your representatives is or will be, when furnished and together with the information regarding the Borrower and its subsidiaries set forth in the Borrower's annual report on Form 10-K for the fiscal year ended December 31, 2004, complete and correct in all material respects and does not or will not, when furnished and together with the information regarding the Borrower and its subsidiaries set forth in such annual report, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you or such representatives to be reasonable at the time made, it being recognized that such Projections are based on assumptions as to future events, that actual results during the period covered by such Projections may differ from the projected results and that such differences may be material. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

        As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

        Each Commitment Party's commitments and agreements hereunder are subject to (a) there not occurring or becoming known to such Commitment Party any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Borrower and its subsidiaries, taken as a whole, (b) such Commitment Party not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Borrower or the Transaction that in such Commitment Party's judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Commitment Party prior to the date hereof and could reasonably be expected to materially impair the syndication of the Credit Facilities or the sale or placement of the Senior Notes, (c) there not having occurred a material disruption of or material adverse change in conditions in the financial, banking or capital markets (including, without limitation, the high-yield market) that, in such Commitment Party's judgment, could reasonably be expected to materially impair the syndication of the Credit Facilities or the sale or placement of the Senior Notes, (d) such Commitment Party's satisfaction

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that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries (other than the Senior Notes, a receivables facility for Kerr-McGee Chemical LLC and certain other subsidiaries of the Borrower involved in the chemicals business, and a lease financing involving certain oil and gas pipeline and gathering systems located in the Rocky Mountains), (e) the closing of the Credit Facilities on or before July 31, 2005, and (f) the other conditions set forth or referred to in the Term Sheets. The terms and conditions of the commitments hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheets. Those matters that are not covered by the provisions hereof and of the Term Sheets are subject to the approval and agreement of the Commitment Parties and the Borrower.

        You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof or the Transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, providedthat the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities except to the extent any such damages are found by a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person.

        You acknowledge that each Commitment Party and its affiliates (the term "Commitment Party" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each of JPMorgan and LBI is a full service securities firm and each of JPMorgan and LBI may from time to time effect transactions, for its own or its affiliates' account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. Each Commitment Party recognizes its responsibility for compliance with federal securities laws in connection with such activities.

        Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates

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information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

        This Commitment Letter shall not be assignable by any party without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. For the avoidance of doubt, it is understood and agreed that the foregoing restriction on assignment shall not at any time limit the ability of the Commitment Parties to syndicate the Credit Facilities and their respective commitments hereunder. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

        This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof to the extent permitted by law), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

        The reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder. Notwithstanding the foregoing and anything herein to the contrary, the indemnity and reimbursement provisions contained herein will, upon execution of definitive credit agreements establishing the Credit Facilities, be superseded by those contained in such credit agreements.

        We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Patriot Act"), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow such Commitment Party or Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties and the Lenders.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 9:00 a.m., New York City time, on April 14, 2005. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

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        We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,
J.P. MORGAN SECURITIES INC.
By:
Name: Title:

JPMORGAN CHASE BANK, N.A.
By:
Name: Title:

LEHMAN BROTHERS INC. INC.
By:
Name: Title:

LEHMAN COMMERCIAL PAPER INC.

By:
Name: Title:

Accepted and agreed to as of
the date first above written:

KERR-MCGEE CORPORATION

By:
Name: Title:

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EXHIBIT A

KERR-MCGEE CORPORATION
$5,000,000,000 SENIOR SECURED FACILITIES
Summary of Terms and Conditions

1.	PARTIES
	Borrower:	Kerr-McGee Corporation (the "Borrower").
Guarantors:
Each of the Borrower's direct and indirect, existing and future, domestic subsidiaries (other than certain subsidiaries to be agreed) (collectively, the "Guarantors"; the Borrower and the Guarantors, collectively, the "Loan Parties"). Any subsidiary that is sold, spun off or otherwise disposed of, or consolidated or merged with or into another entity, in each case in a transaction that is permitted by the Senior Credit Documentation (as defined below), shall be automatically released from its guarantee obligations.
	Co-Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. and Lehman Brothers Inc. (in such capacity, the "Arrangers").
	Administrative Agent:	JPMorgan Chase Bank, N.A. ("JPMorgan Chase Bank" and, in such capacity, the "Administrative Agent").
	Syndication Agent:	Lehman Commercial Paper Inc. ("LCPI" and, in such capacity, the "Syndication Agent" and, together with the Administrative Agent, the "Agents").
Lenders:
A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank and Lehman Commercial Paper Inc., arranged by the Arrangers in consultation with the Borrower (collectively, the "Lenders").
2.	TYPES AND AMOUNTS OF SENIOR SECURED FACILITIES
A.	Term Facilities
	Type and Amount:	Term loan facilities (the "Term Facilities"; the loans thereunder, the "Term Loans") as follows:

Tranche B Term Facility: A 6-year term loan facility (the "Tranche B Term Facility") in the amount of $2,000,000,000 (the loans thereunder, the "Tranche B Term Loans"). The Tranche B Term Loans shall be repayable in quarterly installments to be determined.

Tranche X Term Facility: A 2-year term loan facility (the "Tranche X Term Facility") in the amount of $2,000,000,000 (the loans thereunder, the "Tranche X Term Loans"). The Tranche X Term Loans shall be repayable in a single installment on the second anniversary of the Closing Date.

Incremental Term Facility: Upon written request of the Borrower, and so long as no default or event of default exists or would be caused thereby, the Term Facilities may be increased by up to an additional $500,000,000 (the "Incremental Term Facility"; the loans thereunder, the "Incremental Term Loans"), provided that (i) the final maturity of the Incremental Term Loans shall be no earlier than the final maturity of Tranche B Term Loans and the weighted average life of the Incremental Term Loans shall be no shorter than the weighted average life of Tranche B Term Loans, (ii) except for pricing, amortization and maturity, the terms of the Incremental Term Loans will be the same as the terms of Tranche B Term Loans and (iii) the Borrower shall be in pro forma compliance with the financial covenants described below after giving effect to the funding of the Incremental Term Loans. In the event that the all in pricing of the Incremental Term Facility is more than the pricing of the Tranche B Term Facility, the pricing of the Tranche B Term Facility shall be increased such that there is no pricing differential.

The Incremental Term Facility may be activated with consent required only from those Lenders (including new Lenders that are reasonably acceptable to the Administrative Agent) that agree, in their sole discretion, to participate in such Incremental Term Facility. No Lender will be deemed to have committed or be required to commit to the Incremental Term Facility as of the Closing Date and all Lenders will have the option, but shall not be required, to participate in the Incremental Term Facility.
	Availability:	The Term Loans (other than any Incremental Term Loans) shall be made in a single drawing on the Closing Date (as defined below).
Purpose:
The proceeds of the Term Loans (other than any Incremental Term Loans) shall be used (a) to finance the Borrower's share tender offer, (b) to refinance certain existing indebtedness of the Borrower and (c) to pay related fees and expenses.
B.	Revolving Facility
Type and Amount:
A 5-year revolving facility (the "Revolving Facility"; the commitments thereunder, the "Revolving Commitments") in the amount of $1,000,000,000 (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the "Revolving Loans"; and together with the Term Loans, the "Loans").
Availability:
The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is 5 years after the Closing Date (the "Revolving Termination Date").
	Maturity:	The Revolving Termination Date.

Letters of Credit:
A portion of the Revolving Facility not in excess of $250,000,000 shall be available for the issuance of letters of credit (the "Letters of Credit") by JPMorgan Chase Bank and certain other Lenders under the Revolving Facility (subject to the approval of the Administrative Agent (not to be unreasonably withheld or delayed), the Borrower and such Lender) (in such capacity, the "Issuing Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.
Swingline Loans:
A portion of the Revolving Facility not in excess of $100,000,000 shall be available for swingline loans (the "Swingline Loans") from JPMorgan Chase Bank, LCPI and certain other Lenders under the Revolving Facility (subject to the approval of the Administrative Agent (not to be unreasonably withheld or delayed), the Borrower and such Lender) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall be unconditionally and irrevocably required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan.
Purpose:	The proceeds of the Revolving Loans shall be used (a) to refinance certain existing indebtedness of the Borrower and (b) for the general corporate purposes of the Borrower and its subsidiaries.

3.	CERTAIN PAYMENT PROVISIONS
	Fees and Interest Rates:	As set forth on Annex I.
Optional Prepayments and Commitment Reductions:
Loans (other than Swingline Loans) may be prepaid and commitments may be reduced by the Borrower in a minimum principal amount of $10,000,000 or in a greater amount in $1,000,000 increments without premium or penalty. Swingline Loans may be prepaid by the Borrower in a minimum principal amount of $1,000,000 or in a greater amount in $1,000,000 increments without premium or penalty. Optional prepayments of the Term Loans shall be applied first to the Tranche X Term Loans and second pro rata to the Tranche B Term Loans and any Incremental Term Loans. Optional prepayments of the Tranche B Term Loans and any Incremental Term Loans shall be applied ratably to the respective installments thereof. Optional prepayments of the Term Loans may not be reborrowed.
	Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans:

(a) 50% of an amount equal to the net after-tax cash proceeds of any sale or issuance of certain equity by the Borrower and 100% of an amount equal to the net after-tax cash proceeds of any incurrence of certain indebtedness (other than any indebtedness under the Senior Credit Facilities) after the Closing Date by the Borrower or any of its subsidiaries, except for proceeds of Senior Notes to the extent applied to repay the Interim Facility and subject to certain other customary exceptions to be agreed upon, provided that, the net proceeds of any such issuance of equity or incurrence of debt will be applied first to repay any outstanding obligations of the Borrower in respect of the Interim Facility and provided further that the foregoing percentage in respect of equity issuances shall be subject to reduction upon achievement of financial performance targets to be agreed.

(b) 100% of an amount equal to the net after-tax cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets (including the capital stock of any of the Borrower's subsidiaries), except for the sale of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including for reinvestment (including repairs and replacements in the event of casualty or condemnation), except, in the case of the sale of the chemicals business and specified E&P assets, to the extent necessary to prepay in full the Tranche X Term Loans) to be agreed upon.

(c) 50% of excess cash flow (to be defined) for each fiscal year of the Borrower (commencing with the 2005 fiscal year for the portion thereof after the Closing Date), provided that the foregoing percentage shall be subject to reduction upon achievement of financial performance targets to be agreed.

The amounts described above shall be applied first to prepay the Tranche X Term Loans and second to prepay the Tranche B Term Loans and any Incremental Term Loans pro rata. Mandatory prepayments of the Tranche B Term Loans and any Incremental Term Loans shall be applied ratably to the respective installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

4.	COLLATERAL
The obligations of each Loan Party in respect of the Senior Secured Facilities and any swap agreements and, at the option of the Borrower, cash management arrangements provided by any Lender (or any affiliate of a Lender) shall be secured by a perfected first priority security interest, subject to existing liens and customary exceptions and to the rights of the bondholders to be equally and ratably secured, in all of its tangible and intangible assets located in the United States (excluding the assets relating to the chemicals business and specified E&P assets referred to in clause (b) under the caption "Mandatory Prepayments", but including, without limitation, intellectual property, material real property to the extent described below and all of the capital stock of the Borrower's direct and indirect subsidiaries (other than certain subsidiaries to be agreed and limited, in the case of foreign subsidiaries, to 66% of the capital stock of first tier foreign subsidiaries (it being understood and agreed that no assets of any foreign subsidiaries shall be subject to any security interest))), provided that mortgages and related documentation necessary to create and perfect a lien on material real properties representing a percentage to be agreed of the aggregate fair market value of the real properties of the Borrower and its domestic subsidiaries located in the United States (as determined by the Borrower and the Agents in good faith, it being understood and agreed that no appraisals shall be required in connection therewith) shall be delivered to the Administrative Agent within a period to be determined after the Closing Date and, in the event that the Asset Coverage Ratio (as defined below) is less than a ratio to be agreed, then mortgages and related documentation necessary to create and perfect a lien on the remaining material real properties of the Borrower and its domestic subsidiaries located in the United States shall be delivered to the Administrative Agent within a period to be agreed, and provided further that there will be no control agreements in respect of cash, deposit accounts or securities accounts, and no lockbox systems or arrangements. Upon the sale or other disposition of any asset of the Borrower (including without limitation any capital stock of any subsidiary of the Borrower) (whether by sale, spin off, merger or consolidation) in a transaction permitted by the Senior Credit Documentation, the security interest in such asset (and the proceeds thereof) shall be automatically released.

5.	CERTAIN CONDITIONS
Initial Conditions:
The availability of the Senior Secured Facilities shall be conditioned upon the satisfaction of the conditions set forth in Exhibit C (the date upon which all such conditions precedent shall be satisfied and the initial extension of credit made, the "Closing Date").
On-Going Conditions:
The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the "Senior Credit Documentation") with respect to the Senior Secured Facilities (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Senior Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its subsidiaries taken as a whole or (b) the validity of the Senior Credit Documentation or the enforceability of the material rights and remedies of the Administrative Agent and the Lenders thereunder.

6.	CERTAIN DOCUMENTATION MATTERS
Representations and Warranties:
Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Senior Credit Documentation; no conflict with law or material contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act; Public Utility Holding Company Act; subsidiaries; use of proceeds; environmental matters; accuracy of information; creation and perfection of security interests; solvency; and Regulation H. The foregoing representations and warranties shall be subject to appropriate materiality qualifiers and exceptions to be agreed.

Affirmative Covenants:
Delivery of financial statements, reports, accountants' letters, projections, officers' certificates and other information reasonably requested by the Lenders; payment of taxes and other material obligations; maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults under the Senior Credit Documentation, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); execution and delivery of mortgages and related documentation to the extent necessary such that at least a percentage to be agreed of the aggregate fair market value of the real properties of the Borrower and its domestic subsidiaries located in the United States (as determined by the Borrower and the Agents in good faith, it being understood and agreed that no appraisals shall be required in connection therewith) shall at all times be subject to mortgages in favor of the Administrative Agent; and, to the extent available, delivery of reserve reports and reviews from third parties. The foregoing affirmative covenants shall be subject to appropriate materiality qualifiers, exceptions and baskets to be agreed.
Asset Coverage Test:	The ratio (the "Asset Coverage Ratio") of (a) the sum of reserve NPV (to be defined) plus chemical asset value to (b) total funded debt shall not be less than a ratio to be determined.
Financial Covenants:	Minimum interest coverage ratio and maximum leverage ratio.

Negative Covenants:
Limitations on: indebtedness (including guarantee obligations in respect of indebtedness); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; capital expenditures; acquisitions, investments, loans and advances; payments and modifications of material debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business. The foregoing negative covenants shall be subject to appropriate materiality qualifiers, exceptions and baskets to be agreed.
Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five business days with respect to interest and fees and ten business days with respect to other amounts; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period of 30 days); cross-default to indebtedness in a principal amount equal to or in excess of an amount to be agreed; bankruptcy events; certain material ERISA events; judgments in an amount equal to or in excess of an amount to be agreed; actual or asserted invalidity of material guarantee or material security document provisions; and the acquisition by any person, directly or indirectly, of beneficial ownership of more than 35% of the voting power of the common stock of the Borrower (a "Change of Control").

Voting:
Amendments and waivers with respect to the Senior Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Guarantors.

Assignments and Participations:
The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent of (a) the Borrower (such consent not to be unreasonably withheld), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund, and (c) the Issuing Lender, unless a Term Loan is being assigned. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (in the case of the Term Facilities) and $5,000,000 (in the case of the Revolving Facility), in each case unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 payable by the assignee and/or the assignor in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under "Voting" with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.
Yield Protection:
The Senior Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents and the Arrangers associated with the syndication of the Senior Secured Facilities and the preparation, execution, delivery and administration of the Senior Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Agents and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Senior Credit Documentation.

The Agents, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person.
Governing Law and Forum:	State of New York.
Counsel to the Administrative Agent and the Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit A

INTEREST AND CERTAIN FEES

Interest Rate Options:
The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
As used herein:

"ABR" means the higher of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the "Prime Rate") and (ii) the federal funds effective rate from time to time plus 0.5%.

"Applicable Margin" means (a) with respect to Revolving Loans (including Swingline Loans) and Tranche X Term Loans, (i) 0.75% in the case of ABR Loans and (ii) 1.75% in the case of Eurodollar Loans and (b) with respect to Tranche B Term Loans (i) 1.0%, in the case of ABR Loans and (ii) 2.0%, in the case of Eurodollar Loans. The foregoing margins applicable to Revolving Loans shall be subject to change pursuant to the pricing grid attached hereto as Annex I-A (the "Pricing Grid").

"Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (or, if consented to by the relevant Lenders, nine or twelve months) (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.
Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR ("ABR Loans"), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans") on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:
The Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.50% on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility. The commitment fee rate shall be subject to change pursuant to the Pricing Grid.
Letter of Credit Fees:
The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.
Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Senior Secured Facilities, all outstanding Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.
Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

Pricing Grid

Ratio of Total Funded Debt to EBITDAX	Applicable Margin- Eurodollar Loans	Applicable Margin- ABR Loans	Commitment Fee
>2.75	1.75%	0.75%	0.500%
>2.25 and <2.75	1.50%	0.50%	0.375%
<2.25	1.25%	0.25%	0.250%

EXHIBIT B

KERR-MCGEE CORPORATION
$1,000,000,000 INTERIM FACILITY
Summary of Terms and Conditions

Initial Loans:	The Lenders (as defined below) will make unsecured loans (the "Initial Loans") to the Borrower on the Closing Date (as defined below) in an aggregate principal amount not to exceed $1,000,000,000.
Borrower:	The Borrower.
Guarantors:	The Interim Facility Debt (as defined below) shall be jointly and severally guaranteed by all guarantors of the Senior Secured Facilities on a senior unsecured basis (the "Guarantors").
Co-Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. and Lehman Brothers Inc. (in such capacity, the "Arrangers").
Administrative Agent:	JPMorgan Chase Bank, N.A. ("JPMorgan Chase Bank"; in such capacity, the "Administrative Agent") will act as Administrative Agent for the Lenders holding the Initial Loans from time to time.
Syndication Agent:	Lehman Commercial Paper Inc. (in such capacity, the "Syndication Agent" and, together with the Administrative Agent, the "Agents").
Lenders:	JPMorgan Chase Bank, Lehman Commercial Paper Inc. and any other holder of any portion of the Initial Loans or of any commitment to make the Initial Loans are collectively referred to as the "Lenders."
Use of Proceeds:
The proceeds of the Initial Loans shall be used (a) to finance the Borrower's share tender offer, (b) to refinance certain existing indebtedness of the Borrower and (c) to pay related fees and expenses.
Funding:	The Lenders will make the Initial Loans simultaneously with the initial funding under the Senior Secured Facilities. The date on which such Initial Loans are made is herein called the "Closing Date."

Maturity/Exchange:
The Initial Loans will initially mature on the date that is 12 months following the Closing Date (the "Initial Loan Maturity Date"), which shall be extended as provided below. If any Initial Loan has not been previously repaid in full on or prior to the Initial Loan Maturity Date, the Lender in respect of such Initial Loan will have the option at any time or from time to time to receive Exchange Notes (the "Exchange Notes"; together with the Initial Loans, the "Interim Facility Debt") in exchange for such Initial Loan having the terms set forth in the term sheet attached hereto as Annex I; provided, that a Lender may not elect to exchange only a portion of its outstanding Initial Loans for Exchange Notes unless such Lender intends at the time of such partial exchange of Initial Loans promptly to sell the Exchange Notes received in such exchange. The maturity of any Initial Loans that are not exchanged for Exchange Notes on the Initial Loan Maturity Date shall automatically be extended to the tenth anniversary of the Closing Date.
The Initial Loans and the Exchange Notes shall be pari passu for all purposes.
Interest:
Prior to the Initial Loan Maturity Date, the Initial Loans will accrue interest at a rate per annum equal to the greater of (a) the Adjusted LIBOR (as defined below) on the Closing Date, plus 400 basis points (or, if the Alternate Base Rate is substituted for Adjusted LIBOR, 300 basis points) and (b) the Treasury Rate (as defined below) on the Closing Date, plus 250 basis points. Such interest rate will increase by an additional 50 basis points at the end of each three-month period until the Initial Loan Maturity Date. Notwithstanding the foregoing, the interest rate in effect at any time prior to the Initial Loan Maturity Date shall not exceed 10.50% per annum nor be less than 7.0% per annum, and to the extent the interest payable prior to the Initial Loan Maturity Date on any Initial Loan exceeds a rate of 9.50% per annum, the Borrower may, at its option, cause such excess interest to be paid by adding such excess interest to the principal amount of such Initial Loan. During the period an event of default is in existence, the interest rate on the Initial Loans will increase by 200 basis points.

Following the Initial Loan Maturity Date, all outstanding Initial Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto, subject to the absolute and cash caps applicable to Exchange Notes.
Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Initial Loans based on the Prime Rate).

"Treasury Rate" means (i) the rate borne by direct obligations of the United States maturing on the tenth anniversary of the Closing Date and (ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the Untied States maturing closest to, but straddling, the tenth anniversary of the Closing Date, in each case as published by the Board of Governors of the Federal Reserve System.

"Adjusted LIBOR" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on Page 3750 of the Telerate screen, provided that in the event that Adjusted LIBOR cannot be determined on the Closing Date, the Alternate Base Rate (as defined below) on the Closing Date shall be substituted in lieu thereof.

"Alternate Base Rate" means the greater of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%.

Interest will be payable in arrears (a) at the end of each fiscal quarter of the Borrower following the Closing Date and on the Initial Loan Maturity Date and (b) for Initial Loans outstanding after the Initial Loan Maturity Date, at the end of each fiscal quarter of the Borrower following the Initial Loan Maturity Date and on the final maturity date.

Mandatory Redemption:
The Borrower will be required to prepay Initial Loans (and, if issued, redeem Exchange Notes, to the extent required by the terms of such Exchange Notes) on a pro rata basis, at par plus accrued and unpaid interest from the net after-tax cash proceeds of the sale of certain assets (including the capital stock of subsidiaries) by the Borrower or any of its subsidiaries outside the ordinary course of business (after deduction of, among other things, amounts required, if any, to repay the Senior Secured Facilities), the incurrence of certain debt by the Borrower or any of its subsidiaries (other than debt permitted under the Senior Secured Facilities, with the exception of the Senior Notes) and the issuance of certain equity by the Borrower, in each case subject to exceptions and baskets to be agreed, including, in any event, exceptions and baskets comparable to those applicable to the Senior Secured Facilities. In addition, after any payments required to be made to repay the Senior Secured Facilities have been paid in full, the Borrower will be required to offer to redeem the Initial Loans and, if issued, the Exchange Notes, upon the occurrence of a Change of Control (which offer shall be at 101% of the principal amount of such Initial Loans or Exchange Notes, as applicable, plus accrued and unpaid interest).
Optional Prepayment:	The Initial Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time upon three days' prior notice, at par plus accrued and unpaid interest.
Documentation:
Usual for facilities and transactions of this type as may be reasonably agreed by the Arrangers and the Lenders (such documentation, the "Interim Facility Documentation"; together with the Senior Credit Documentation, the "Credit Documentation").
Conditions Precedent:	The availability of the Interim Facility shall be conditioned upon the satisfaction of the conditions set forth in Exhibit C.
Representations and Warranties:
Usual for facilities and transactions of this type and others as reasonably agreed by the Arrangers, the Lenders and the Borrower. As appropriate, such representations and warranties shall be substantially similar to the representations and warranties set forth in the Senior Credit Documentation.

Covenants:
Usual for facilities and transactions of this type and others as may be reasonably agreed by the Arrangers, the Lenders and the Borrower, including, without limitation, restrictions on the incurrence of indebtedness, the incurrence of debt junior to senior debt but senior to the Initial Loans, the payment of dividends, redemption of capital stock and making certain investments, the incurrence of liens, the sale of assets and the sale of subsidiary stock, entering into sale and leaseback transactions, entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, entering into affiliate transactions, entering into mergers, consolidations and sales of substantially all the assets of the Borrower and its subsidiaries and requirements as to future subsidiary guarantors. The foregoing covenants shall be subject to appropriate materiality qualifiers, exceptions and baskets to be agreed. Prior to the Initial Loan Maturity Date, the covenants will be more restrictive than those in the Exchange Notes. Following the Initial Loan Maturity Date, the covenants relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.
Events of Default:
Usual for facilities and transactions of this type and others as may be reasonably agreed by the Arrangers, the Lenders and the Borrower. Following the Initial Loan Maturity Date, the events of default relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.
Cost and Yield Protection:
Usual for facilities and transactions of this type, including standard protective provisions for such matters as increased costs, funding losses, capital adequacy, requirements of law and withholding taxes.

Assignment and Participation:
Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Initial Loans and commitments without the consent of the Borrower; provided, that the Borrower shall have consent rights (such consent not to be unreasonably withheld) for assignments consummated prior to the first anniversary of the Closing Date if, after giving effect thereto, JPMorgan Chase Bank and Lehman Commercial Paper Inc. and their respective affiliates would collectively hold less than a majority of the Initial Loans. Assignments will be by novation that will release the obligation of the assigning Lender.

Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.
Voting:
Amendments and waivers of the Interim Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Loans, except that (i) the consent of each affected Lender will be required for (a) reductions of principal, interest rates or spread, (b) except as provided under "Maturity/Exchange" above, extensions of the Initial Loan Maturity Date, (c) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange and (d) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (ii) the consent of 100% of the Lenders shall be required with respect to (a) modifications to any of the voting percentages, (b) material modifications to the redemption provisions and (c) releases of all or substantially all of the Guarantors.

Expenses and Indemnification:
The Interim Facility Documentation shall provide that the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents and the Arrangers associated with the syndication of the Interim Facility and the preparation, execution, delivery and administration of the Interim Facility Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Agents and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Interim Facility Documentation.

The Agents, the Arrangers and the Lenders (and their respective affiliates, controlling persons, officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the proposed transactions, including, but not limited to, the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person.
Governing Law and Forum:	New York.
Counsel to the Administrative Agent and the Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

Summary of Terms and Conditions
of Exchange Notes

        Capitalized terms used but not defined herein have the meanings given in the Summary of Terms and Conditions of the Interim Facility to which this Annex I is attached.

Issuer:	The Borrower will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the "Indenture"). The Borrower in its capacity as issuer of the Exchange Notes is referred to as the "Issuer."
Guarantors:	Same as the Initial Loans.
Principal Amount:
The Exchange Notes will be available only in exchange for the Initial Loans on or after the Initial Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Initial Loan for which it is exchanged.
Maturity:	The Exchange Notes will mature on the tenth anniversary of the Closing Date.
Interest Rate:
The Exchange Notes will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed 10.50% per annum nor be less than 9.0% per annum, and to the extent the interest payable on any Exchange Note exceeds a rate of 9.50% per annum, the Issuer may, at its option, cause such excess interest to be paid by issuing additional Exchange Notes in a principal amount equal to such excess portion of interest.

"Exchange Spread" shall equal 0 basis points during the three month period commencing on the Initial Loan Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three month period.

"Initial Rate" shall be determined on the Initial Loan Maturity Date and shall equal the greater of (a) the interest rate borne by the Initial Loans on the day immediately preceding the Initial Loan Maturity Date plus 50 basis points, (b) three-month Adjusted LIBOR (as defined below), on the Initial Loan Maturity Date, plus 600 basis points (or, if the Alternate Base Rate is substituted for Adjusted LIBOR, 500 basis points) and (c) the Treasury Rate, on the Initial Loan Maturity Date, plus 450 basis points.

"Adjusted LIBOR" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on Page 3750 of the Telerate screen, provided that in the event that Adjusted LIBOR cannot be determined on the Initial Loan Maturity Date, the Alternate Base Rate (as defined below) on the Initial Loan Maturity Date shall be substituted in lieu thereof.

"Alternate Base Rate" means the greater of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%.
Interest will be payable in arrears at the end of each semi-annual fiscal period.

Mandatory Redemption:
The Issuer will be required to make an offer to redeem the Exchange Notes (and, if outstanding, prepay the Initial Loans) on a pro rata basis, at par plus accrued and unpaid interest (or, in the case of Fixed Rate Exchange Notes, at par plus accrued and unpaid interest plus any applicable premiums), from the net after-tax cash proceeds of the sale of certain assets (including the capital stock of subsidiaries) by the Borrower or any of its subsidiaries outside the ordinary course of business (after deduction of, among other things, amounts required to repay the Senior Secured Facilities), the incurrence of certain debt by the Borrower or any of its subsidiaries (other than debt permitted under the Senior Secured Facilities, with the exception of the Senior Notes) and the issuance of certain equity by the Borrower (in each case, subject to exceptions and baskets to be agreed, including, but not limited to, exceptions and baskets comparable to those applicable to the Senior Secured Facilities). In addition, the Issuer will be required to offer to redeem the Exchange Notes upon the occurrence of a Change of Control (which offer shall be at 101% of the principal amount of such Exchange Notes, plus accrued and unpaid interest).

Optional Redemption:
Subject to the following sentence, the Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. If any Exchange Note is sold by a Lender to a third party purchaser, such Lender shall have the right to fix the interest rate on such Exchange Note (a "Fixed Rate Exchange Note") at a rate equal to the greater of (a) the then applicable rate of interest or (b) upon the representation of such transferring Lender that a higher rate (such higher rate, the "Transfer Rate") is necessary in order to permit such Lender to transfer such Exchange Note to a third party and receive consideration equal to the principal amount thereof plus all accrued and unpaid interest to the date of such transfer, the Transfer Rate; provided, that such Transfer Rate shall not exceed the absolute and cash maximum interest rates applicable to the Exchange Notes. If such Lender exercises such right, such Exchange Note will be (a) callable for the first 4 years from the Initial Loan Maturity Date at par plus accrued interest plus a make-whole premium (calculated on the basis of a discount rate equal to the rate for treasury notes with a maturity closest to the fifth anniversary of the Closing Date plus 0.50%) and (b) callable thereafter at par plus accrued interest plus a premium equal to (i) 50% of the coupon in effect on the date of sale of such Exchange Note to a third party purchaser or (ii) if the Transfer Rate was used, 50% of the Transfer Rate, which premium in either case shall decline ratably on each yearly anniversary of the date of such sale to zero 2 years prior to the maturity of the Exchange Notes, provided that, such call protection shall not apply to any call for redemption issued prior to the sale to such third party purchaser. Notwithstanding the foregoing, at the option of the Borrower, up to 35% of the aggregate principal amount of Fixed Rate Exchange Notes may be redeemed with the proceeds of certain public offerings of common stock of the Borrower at par plus accrued interest plus the coupon or Transfer Rate, as applicable.

Registration Rights:
The Issuer will file within 30 days after the Initial Loan Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a "Shelf Registration Statement") and/or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than two years from the Initial Loan Maturity Date. If within 120 days from the Initial Loan Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a "Registered Exchange Offer") whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the "Substitute Notes") in exchange for all outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of $0.192 per week per $1,000 principal amount of Exchange Notes and Initial Loans outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 121st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Borrower, in the form of additional Initial Loans or Exchange Notes, as applicable, if the then interest rate thereon exceeds the applicable cash interest rate cap). The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to "piggy-back" the Exchange Notes in the registration of any debt securities (subject to customary exceptions and scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Initial Loans will be redeemed or repaid from the proceeds of such securities.

Exchange Notes Escrowed:	The Exchange Notes will be delivered on the Closing Date and held, undated, in escrow by a mutually agreeable fiduciary.
Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.
Covenants:	Similar to those in an indenture governing a high-yield senior Note issue, but modified to include additional restrictions customary in interim facilities.
Events of Default:	Similar to those in an indenture governing a high-yield senior Note issue, but modified to include additional events of default customary in interim facilities.
Governing Law and Forum:	New York.

EXHIBIT C

        The availability of each of the Credit Facilities, in addition to the conditions set forth in Exhibits A and B, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in said Exhibits.

  (a)
  Each Loan Party shall have executed and delivered reasonably satisfactory definitive Credit Documentation and all conditions to the initial borrowings thereunder shall have been satisfied.

  (b)
  In the event the full amount of the Senior Notes are not issued, the Loan Parties shall have executed and delivered reasonably satisfactory definitive Interim Facility Documentation and all conditions to the initial borrowings thereunder shall have been satisfied.

  (c)
  The Borrower's existing $1,500,000,000 revolving credit agreement shall have been terminated and paid in full in accordance with its terms with a portion of the proceeds of the Senior Secured Facilities.

  (d)
  The Lenders, the Agents and the Arrangers shall have received all fees required to be paid on or before the Closing Date, and all expenses of such parties required to be paid for which invoices have been presented, on or before the Closing Date.

  (e)
  All material governmental and material third party approvals necessary in connection with the transactions contemplated hereby shall have been obtained and shall be in full force and effect. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that has or could reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries, taken as a whole, or the transactions contemplated hereby.

  (f)
  The Lenders shall have received a pro forma consolidated balance sheet of the Borrower and its subsidiaries as at the date of the most recent available consolidated balance sheet, adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date, prepared in accordance with Regulation S-X and consistent in all material respects with the forecasts previously provided to the Lenders.

  (g)
  The Lenders shall have received reasonably satisfactory projections through 2011.

  (h)
  The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its domestic subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower and its domestic subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

  (i)
  Other than mortgages on real property to be delivered after the Closing Date, all documents and instruments required to perfect the Administrative Agent's first priority security interest (subject to permitted liens and to any equal and ratable security interests required to be granted by the terms of the Borrower's existing indentures) in the collateral under the Senior Secured Facilities (including delivery of stock certificates and undated stock powers executed in blank) shall have been executed and be in proper form for filing.

  (j)
  The Agents shall have received a reasonably satisfactory solvency certificate from the chief financial officer of the Borrower that shall document the solvency of the Borrower and its subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby.

C-1

  (k)
  The Agents shall be reasonably satisfied with the status of environmental matters with respect to the Borrower and its subsidiaries.

  (l)
  The Agents shall have received such legal opinions, documents and other instruments as are customary for transactions of this type or as they may reasonably request (it being understood and agreed that no title insurance or title opinions shall be required).

  (m)
  (i) As a condition to funding the Senior Secured Facilities, the Senior Secured Facilities shall have received a rating from both Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("S&P"), and (ii) as a condition to funding the Interim Facility, the Interim Facility and the Senior Notes shall have received a rating from both Moody's and S&P.

C-2

QuickLinks

$5,000,000,000 Senior Secured Facilities $1,000,000,000 Interim Facility Commitment Letter
KERR-MCGEE CORPORATION $5,000,000,000 SENIOR SECURED FACILITIES Summary of Terms and Conditions
INTEREST AND CERTAIN FEES
Pricing Grid
KERR-MCGEE CORPORATION $1,000,000,000 INTERIM FACILITY Summary of Terms and Conditions
Summary of Terms and Conditions of Exchange Notes